DSI REALTY INCOME FUND XI
                     (A California Real Estate Limited Partnership)


BALANCE SHEETS(UNAUDITED)
MARCH 31, 1998 AND DECEMBER 31, 1997

                                          March 31,     December 31,
                                            1998             1997
ASSETS

CASH AND CASH EQUIVALENTS                $  603,837       $  500,351
PROPERTY                                  5,906,493        5,986,304

OTHER ASSETS                                 46,046           30,926

TOTAL                                    $6,556,426       $6,517,581

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES                              $  294,053       $  257,666

PARTNERS' EQUITY:
     General Partners                       (27,043)         (27,068)
     Limited Partners                     6,289,416        6,286,983

  Total partners' equity                  6,262,373        6,259,915

TOTAL                                    $6,556,426       $6,517,581

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997


                                         March 31,         March 31,
                                           1998              1997
REVENUES:

Rental Income                            $  472,462        $  463,572
Interest                                      3,482             2,526
     Total revenues                         475,944           466,098

EXPENSES:

Operating Expenses                          224,125           224,942
General and Administrative                   47,341            45,036
     Total expenses                         271,466           269,978

INCOME BEFORE MINORITY
INTEREST IN INCOME OF REAL
ESTATE JOINT VENTURE                        204,478           196,120

MINORITY INTEREST IN INCOME
OF REAL ESTATE JOINT VENTURES                     0                 0


NET INCOME                               $  204,478        $  196,120


AGGREGATE NET INCOME ALLOCATED TO:
    Limited partners                     $  202,433        $  194,159
    General partners                          2,045             1,961

TOTAL                                    $  204,478        $  196,120

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                      $    10.12        $     9.71


LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              20,000            20,000

See accompanying notes to financial statements(unaudited).



STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997

                                      GENERAL        LIMITED
                                      PARTNERS       PARTNERS       TOTAL


EQUITY AT DECEMBER 31, 1996           ($25,145)     $6,477,469   $6,452,324

NET INCOME                               1,961         194,159      196,120
DISTRIBUTIONS                           (1,768)       (175,000)    (176,768)

EQUITY AT MARCH 31, 1997              ($24,952)     $6,496,628   $6,471,676

EQUITY AT DECEMBER 31, 1997           ($27,068)     $6,286,983   $6,259,915

NET INCOME                               2,045         202,433      204,478
DISTRIBUTIONS                           (2,020)       (200,000)    (202,020)

EQUITY AT MARCH 31, 1998              ($27,043)     $6,289,416   $6,262,373


See accompanying notes to financial statements(unaudited).

STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997

                                      March 31,          March 31,
                                        1998               1997
                                                                              1995                       1994
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                             $ 204,478          $ 196,120

Adjustments to reconcile net
   income to net cash provided
   by operating activities:

     Depreciation and amortization        79,698             79,698

     Changes in assets and
      	liabilities:

     Increase in other assets            (15,120)           (30,125)
     Increase in liabilities              36,387             18,421

Net cash provided by
  operating activities                   305,443            264,114

CASH FLOWS FROM INVESTING ACTIVITIES -
 Disposal of property and equipment          113

CASH FLOWS FROM FINANCING ACTIVITIES -

     Distributions to partners          (202,020)          (176,768)

NET INCREASE CASH AND
   CASH EQUIVALENTS                      103,536             87,346

CASH AND CASH EQUIVALENTS:

     At beginning of period              500,351            384,938
     At end of period                  $ 603,887          $ 472,284


See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND XI
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1.   GENERAL

DSI Realty Income Fund XI (the "Partnership"), a limited partnership, has three general partners (DSI Properties, Inc., Robert J. Conway and
Joseph W. Conway) and limited partners owning 20,000 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of March 31, 1998, and for the periods ended March 31, 1998, and 1997 is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

As of March 31, 1998, the Partnership has purchased a 90% interest in a mini-storage facility in Whittier, California; an 85% interest in an existing mini-storage in Edgewater Park, New Jersey; a 90% interest in an existing mini-storage facility in Bloomingdale, Illinois; and a 75% interest in an existing mini-storage in Sterling Heights, Michigan from Dahn Corporation. The remaining percentages are owned by four California Limited Parnterships, of which Dahn Corporation is the General Partner.

As of March 31, 1998, the total property cost and accumulated depreciation are as follows:

        Land                                 $  1,894,250
        Buildings                               6,420,441
        Furniture and equipment                     7,594
        Total                                   8,322,285
        Less: Accumulated Depreciation        ( 2,415,792)
        Property - Net                       $  5,096,493

3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.